Exhibit 10.25

September 12, 2014

Ms. Connie Dougherty

10 Cresthaven Court

Sewell, New Jersey 08080

Dear Ms. Dougherty:

I am pleased to offer you a position on my Senior Leadership Team as the Vice President of Business Development. With your experience and BASi’s planned growth of the business, I am confident that you will be a valuable addition to my team.

This letter outlines the compensation and fringe benefits of the position and amends and restates in its entirety that certain prior letter agreement dated August 28, 2014.  As discussed, your start date will be September 15, 2014 (Effective Date).

Your base gross salary will be One Hundred and twenty-five thousand dollars ($125,000) per year with a targeted Annual Incentive Bonus payout of thirty (30) percent. This variable compensation program is as defined in the BASi’s Annual Incentive Bonus Plan (AIBP) enclosed and is based upon both individual and company-wide performance to goals. This AIBP payout could range between zero percent (if no individual goals are achieved) and 165% of the target.

You will also receive Five hundred dollars ($500) per month as a car allowance.

On the Effective Date, you will receive a grant of options to purchase 10,000 BASi shares under the 2008 Stock Option Plan and an option agreement to be entered into between the Company and yourself as the Employee. The exercise price of the Options shall be the fair market value of the Company's common shares on the trading day prior to the Effective Date (determined as provided in the Option Plan). Twenty percent (25%) of the Options will vest and become exercisable in four equal annual installments on the first, second, third and fourth anniversaries of the Effective Date.

As an Employee, you will also be entitled to BASi’s benefit package as summarized in the enclosure to this offer. These benefits include, but are not limited to: group health insurance (PPO or HDHP), dental care, vision care, a 401(k) deferred tax savings plan, an elective flexible spending account, elective supplemental life insurance, and elective short term disability.

We are pleased to offer you a signing bonus of Fifteen thousand dollars ($ 15,000). This bonus will be paid in one lump sum in a separate check on the next regularly scheduled pay date after you start your employment with BASi. The signing bonus is taxable, and all regular payroll taxes will be withheld. In the event you determine to voluntary separate from BASi or your employment is terminated by BASi for cause (as defined in Exhibit A to this letter) within 24 months of the Effective Date (a "Triggering Event"), the signing bonus shall be returned to BASi on a monthly pro-rated basis established by BASi based on the number of months you have worked for BASi at the time of resignation. If a Triggering Event occurs, you authorize the company to withhold $15,000, or any lesser amount, from any severance or other final payment that you otherwise might have received as a payment toward recoupment of the signing bonus on a pro-rata basis.

In addition to the normal vacation accrual identified in the employee handbook, you will receive on the Effective Date an additional ten (10) vacation days, available for use immediately, for a total of twenty (20) days of vacation per year. Please contact Human Resources if you have questions regarding company benefits.

Please note that employment at BASi is at-will which allows that either you or BASi may terminate the employment relationship for any reason at any time. This letter, in addition to the Confidentiality Agreement (copy enclosed) constitutes BASi’s offer in its entirety. Your signature on this offer letter will constitute your formal acceptance.

Please sign the acceptance portion of this offer letter and return the originals to Jeff Potrzebowski, while keeping the enclosed copies for your records.

If you have any questions, please contact me at 765-497-5829 or Jeff Potrzebowski at 765-497-8409.

Congratulations! I look forward to welcoming you to the BASi leadership team.

Sincerely,

Jacqueline M. Lemke

President & CEO

BASi

cc: Jeff Potrzebowski, BASi CFO and Vice-President of Finance and Human Resources

I accept the Vice President of Bioanalytical Services position at BASi as described in the Amended and Restated Offer Letterfrom Jacqueline M. Lemke, President & CEO, dated August 28, 2014.

Connie Dougherty	Date

Exhibit A

For purposes of this letter agreement, a termination of your employment by BASi based upon any of the following circumstances will be considered a termination for cause:

(a) The final, non-appealable imposition of any restrictions or limitations by any governmental authority having jurisdiction over you to such an extent that you cannot render the services for which you are employed.

(b) (i) You willfully and continually fail or refuse (without proper cause) to substantially perform the duties of your employment and to adhere in all material respects to the provisions of the Amended and Restated Offer Letter and the written policies of BASi, which failure shall not be remedied within thirty (30) days after written notice from BASi to you, or (ii) you conduct yourself in a fraudulent manner, or (iii) you conduct yourself in an unprofessional or unethical manner which in the reasonable judgment of the Board of BASi is detrimental to BASi.

(c) You willfully and continually fail or refuse to adhere to any written agreements to which you and BASi or any of its affiliates are parties, which failure shall not be remedied within thirty (30) days after written notice from the Company to Employee.